EXHIBIT 99(a)

SUPPLEMENT EXECUTIVE INCOME AGREEMENT

This Supplement Executive Income Agreement (“Agreement”) is made effective as of the first day of July, 2005 (the “Agreement Date”) between the following parties (“Parties”):

(i)	BOK Financial Corporation, an Oklahoma corporation (“BOKF”); and,

(ii)	W. Jeffery Pickryl, an individual currently residing in Plano, Texas (the “Executive”).

BOKF and Executive, in consideration of the promises and covenants set forth herein (the receipt and adequacy of which are hereby acknowledged) and intending to be legally bound hereby, agree as follows:

(1)	Purpose of This Agreement. The purpose of this Agreement is to provide supplemental income to the Executive to provide an incentive to the Executive to continue his employment with BOKF.

(2)

Bonus Payment to Executive on First Payment Date. In the event Executive is employed by BOKF or any affiliate thereof on the date (the “First Payment Date”) a successor to Stanley A. Lybarger assumes the duties and responsibilities of Chief Executive Officer of BOKF (the “Successor”) and Executive is not such Successor, BOKF shall pay, or cause to be paid to Executive, in addition to any other compensation to which Executive may be entitled by reason of his employment by BOKF and/or any affiliates thereof an amount equal to $50,000 times 1.y for each Agreement Year and pro-rated portion thereof from the Agreement Date to the First Payment Date where y equals 0.05 times the number of full Agreement Years each such Agreement Year precedes the

First Payment Date. The payment required by this paragraph 2 shall be made to Executive prior to the 45th calendar day following the event giving rise to the obligation of BOKF to make the payment occurs.

(3)	Bonus Payment to Executive on Second Payment Date. In the event Executive is employed by BOKF or any affiliate thereof on the date Executive achieves 65 years of age (the “Second Payment Date”), the Successor has assumed the duties and responsibilities of Chief Executive Officer of BOKF, and Executive is not such Successor, BOKF shall pay, or cause to be paid to Executive, in addition to any other compensation to which Executive may be entitled by reason of his employment by BOKF and/or any affiliates thereof an amount equal to $50,000 times 1.y for each Agreement Year and pro-rated portion thereof from the Agreement Date to the First Payment Date plus $100,000 times 1.y for each Agreement Year or pro-rated portion thereof from the First Payment Date to the Second Payment Date, where, in each such case, y equals 0.05 times the number of full Agreement Years each such Agreement Year precedes the Second Payment Date. The payment required by this paragraph 3 shall be made to Executive prior to the 45th calendar day following the event giving rise to the obligation of BOKF to make the payment occurs.

(4)

Payment of Bonus in the Event of a Termination Without Cause. In the event Executive is terminated Without Cause (as hereafter defined), BOKF shall pay Executive in a lump sum an amount equal to the present value of the amounts to which Executive would have been entitled had Executive continued in the employment of BOKF or one of its affiliates until the Second Payment Date using a discount rate of ten percent (10%) per annum compounded. The payment required by this paragraph 4 shall be made to

Executive prior to the 45th calendar day following the event giving rise to the obligation of BOKF to make the payment occurs.

(5)	Definition of Without Cause. The Executive shall be deemed to have been determined Without Cause unless the Executive is terminated for cause. Solely for the purposes of this Agreement, Executive shall be deemed to have been terminated for cause if the Executive was terminated for unsatisfactory performance of his duties and responsibilities.

(a)	Executive shall be deemed to have been terminated for unsatisfactory performance only when a majority of the members of the Board of Directors of the BOKF finds that, in the good faith opinion of such majority, the Executive has failed to satisfactorily perform his duties and responsibilities after reasonable notice and an opportunity to achieve a satisfactory level of performance, such finding to have been made after at least twenty (20) business days’ notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such majority (in such manner and for such period of time as the Board, in its good faith discretion shall determine).

(b)	A material reduction in responsibility or title shall be deemed a termination.

(c)	The determination of such majority, made as set forth above, shall be binding upon the BOKF and the Executive.

(6)	The effective date of a termination for cause shall be the date of the action of such majority finding the termination was with cause.

(7)	Miscellaneous Provisions. The Miscellaneous Provisions of Paragraph 10 of that certain Employment Agreement between BOKF and Executive dated September 29, 2003 shall apply to this Agreement.

Dated as of the Agreement Date.

BOK FINANCIAL CORPORATION

By:	/s/ Stanley A. Lybarger

/s/ W. Jeffery Pickryl
Executive’s Signature